EXHIBIT 3.1

CERTIFICATE CONCERNING RESTATED

ARTICLES OF INCORPORATION

FOR-PROFIT CORPORATION

ENTITY INFORMATION

ENTITY NAME:	JOB AIRE GROUP INC.
ENTITY ID:	13356635
ENTITY TYPE:	Domestic For-Profit (Business) Corporation

FORMER ENTITY NAME	No name change

STATUTORY AGENT INFORMATION

STATUTORY AGENT NAME:	Nicholas Ammons
PHYSICAL ADDRESS:	1870 W Prince Rd #10, TUCSON, AZ 85705
MAILING ADDRESS:

KNOWN PLACE OF BUSINESS

Att: Nick Ammons, 1870 W PRINCE RD., STE 10, TUCSON, AZ 85705

PRINCIPAL INFORMATION

CFO (Chief financial Officer): KENT HUSH - 1870 W PRINCE RD., STE 41, TUCSON, AZ, 85705, USA-- Date of Taking Office: 01/06/2022

Director: Kent Hush - 1870 W PRINCE RD., STE 10, TUCSON, AZ, 85705, USA- k.hush@jobairegroup.us- Date of Taking Office: 01122/2024

Director: Nicholas Ammons - 1870 W PRINCE RD., STE 41, TUCSON, AZ, 85705, USA - n.ammons@jobairegroup.us - Date of Taking Office: 12/07/2022

President: NICHOLAS B AMMONS - 1870 W PRINCE RD., STE 41, TUCSON, AZ, 85705, USA-- Date of Taking Office: 12/14/2021

Secretary: Kent Hush - 1870 W PRINCE RD., STE 41, TUCSON, AZ, 85705, USA -- Date of Taking Office: 02/0112022

Shareholder: Wybridge Technologies, Inc. - 1870 W PRINCE RD., STE 41, TUCSON, AZ, 85705, USA- k.hush@jobairegroup.us - Date of Taking Office: 01/07/2022

ADOPTION AND VOTE

ADOPTION DATE:	01122/2024

Does the amendment provide for an exchange, reclassification or cancellation of issued shares?	NO
Does the amendment contain provisions for implementing the exchange, reclassification or cancellation of issued shares?	NO
Approved by incorporators or board of directors without shareholder action, and shareholder approval was not required, or no shares have been issued	NO
Approved by shareholders but not by voting groups	NO
Approved by shareholders and voting groups	YES
Approved by voting group(s) only	NO

SIGNATURE

CFO (Chief Financial Officer): Kent Hush- 01/24/2024

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AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

JOB AIRE GROUP, INC.

January 22, 2024

The original articles of incorporation were filed with the Arizona Corporation Commission on January 5, 2007.

These Amended and Restated Articles of Incorporation supersede the existing articles of incorporation of the Corporation and all amendments thereto, and shall be effective upon filing with the Arizona Corporation Commission.

1.	Name. The name of the corporation is Job Aire Group, Inc.

2.	Known Place of Business: 1870 W Prince Rd #10, Tucson, Arizona 85705 in the County of Pima.

3.	Statutory Agent: Nicholas Ammons, 1870 W Prince Rd #10, Tucson, Arizona 85705 in the County of Pima.

4.

Board of Directors. The initial Board of Directors shall consist of up to five directors. Thereafter, the number of directors shall be as set by the Board of Directors in the By-laws from time to time. The current Board of Directors is comprised of:

Nicholas Ammons of 1870 W Prince Rd #10, Tucson, Arizona 85705 in the County of Pima, and

Kent Hush of 1870 W Prince Rd #10, Tucson, Arizona 85705 in the County of Pima.

5.

Purpose. The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

6.

Authorized Capital. The authorized capital stock of the Corporation is two hundred million (200,000,000) shares divided into one hundred million (190,000,000) shares of common stock, no par value and ten million (10,000,000) shares of preferred stock. Each issued and outstanding share of common stock will entitle the holder thereof to one (1) vote on any matter submitted to a vote of or for contest of shareholders. Issued and outstanding shares of preferred stock will entitle the holders thereof only to those votes and other rights and preferences, if any, which may expressly be fixed as hereinafter provided for the respective series thereof. Subject to the terms and provisions of this Article, the Board of Directors is authorized to provide from time to time for the issuance of shares of preferred stock in series and to fix from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series or preferred stock and the restrictions or qualifications thereof, including without limiting the generality of the foregoing, the following:

A.	The series designation and authorized number of shares;
B.	The dividend rate, if any, the date or dates of which such dividends will be payable, and the extent to which such dividends may be cumulative;
C.	The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the corporation;
D.	The price or prices at which shares may be redeemed and any terms, conditions, and limitations upon such redemption;
E.	Any sinking fund provisions for redemption or purchase of shares of such series; and
F.	The terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of preferred stock, of the corporation.

Series A Convertible Preferred Stock. The Series A, no par value has 10,000 shares authorized, issued and outstanding. The holders of the Series A are not entitled to dividends. Each share of Series A shall vote on any and all matters related to the Company and each share entitles holder to vote such number of votes equal to 0.0051% of the total number of votes entitled to be cast. For clarification purposes, the holders of all 10,000 shares of Series A have the right to cast an aggregate of 51% of the total number of votes entitled to be cast. The Series A are subject to an automatic conversion and/or redemption in the event the Company completes a qualified financing defined as a financing in which the Company receives gross proceeds of at least $30 million. If converted, each share of Series A converts into 50 shares of common stock. If redeemed the Company shall pay $500 per share of Series A.

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7.

Stock Rights and Options for Officers, Directors and Employees. The corporation may issue rights and options to purchase shares of stock of the corporation to directors, officers, or employees of the corporation or of any affiliate thereof, and no shareholder approval or ratification of any such issuance or rights and options shall be required.

8.	Board of Directors. The initial Board of Directors shall consist of five directors. Thereafter, the number of directors shall be as set by the Board of Directors in the By-laws from time to time.

9.

Distribution from Capital Surplus. The Board of Directors of the corporation may, from time to time, distribute on a pro-rata basis to its shareholders out of the capital surplus of the corporation, a portion of its assets, in cash or in property.

10.

Indemnification of Officers, Directors, and Employees. Subject to the further provisions hereof, the corporation shall indemnify any and all of its existing and former directors, officers, employees, and agents against all expenses incurred by them and each of them, including, but not limited to legal fees, judgments, penalties, and amounts paid in settlement or compromise, which may arise or be incurred, rendered, or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, indemnification shall be made by the corporation whether the legal action brought or threatened is by or in the right of the corporation or by any other person. Whenever any existing or former director, officer, employee, or agent shall report to the President of the corporation or the chairman of the Board of Directors that he or she has incurred or may incur expenses, including, but not limited to, legal fees, judgments, penalties, and amounts paid in settlement or compromise in a legal action brought or threatened against him or her for or on account of any action or omission alleged to have been committed by him or her while acting within the scope of his or her employment as a director, officer, employee or agent of the corporation, the Board of Directors shall, at its next regular or at a special meeting held within a reasonable time thereafter, detem1ine in good faith, whether in regard to the matter involved in the action or contemplated action, such person acted, failed to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent. If the Board of Directors determines, in good faith, that such person did not act, fail to act, or refuse to act willfully or with gross negligence or with fraudulent or criminal intent in regard to the matter involved in the action or contemplated action, such person acted, failed to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent, indemnification shall be mandatory and shall be automatically extended as specified herein; provided, that the corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been applicable shall have unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action.

11.

Repurchase of Shares. The Board of Directors of the corporation may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation.

12.	Dividends. The Board of Directors may authorize the payment of dividends of holders of shares of any class of stock payable in shares of any other class.

13.

Limitation of Director Liability. No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director except for: (i) breaches of a director's duty of loyalty to the corporation; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) acts arising from unlawful payments of dividends or unlawful stock purchase or redemption; or (iv) transactions from which a director derives an improper personal benefit. The provisions set forth above do not apply to acts or omissions occurring prior to the date of the adoption of this Article.

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